Exhibit 10.12

March 25, 2015

Georgeville Television LLC

7955 West 3rd Street

Los Angeles, CA 90048

RE: Letter of Intent for acquiring all Domestic (U.S.) rights for the Series Z — Inspired by Zorro

This binding Letter Of Intent (L01) is entered into by Zonzia Media Inc. ("Zonzia") and Georgeville Television LLC a Reliance Company ("GVTV") in connection with the intended development, coproduction and distribution of the series with the current working title Z — Inspired by Zorro ("Zorro" or the "Series"). Now therefore the parties agree as follows:

1.	Series Elements: Zonzia commits to co-develop the Series subject to the following:

a.	Approval of the Director for Episode 1 (with Louis Leterrier pre approved);
b.	Approval of the Showrunner (Zonzia agrees not to unreasonably withhold its approval of showrunner that is network approved);
c.	Approval of the Series Creators (with Whit Brayton and Zack Rice pre-approved);
d.	Approval of the draft script for Episode 1 (which Zonzia confirms it has received and approved);
e.	Approval of the series bible (which Zonzia confirms it has received and approved); and
f.	Receipt of a tentative financial plan and production budget for all ten episodes of Season 1, the gross amount of which will be at least USD 28,000,000; and
g.	Third party sales estimates for the Series.

The foregoing items are hereinafter referred to as the "Series Elements".

2.	Initial Commitment: Upon Zonzia approving or receiving (as applicable) each of the Series Elements, this LO1 will automatically become a binding agreement between the parties and by no later than May 17, 2015, Zonzia will provide GVTV with USD 1,200,000 (the "Initial Funding") to be used by GVTV in connection with customary preproduction activities including preparation of scripts for Episodes 2, 3, 4 and 5 for the Series and creation of the other Greenlight Elements identified below. If the parties "greenlight" the Series, the Initial Funding will be amortized across the entire production budget for Season 1. If the Series is not greenlit (i.e. if the Greenlight Elements are not mutually approved by Zonzia and GVTV; or if GVTV fails to submit the Greenlight Elements in a timely fashion), then GVTV will return the Initial Funding to Zonzia within ten (10) business days of such disapproval.
3.	Greenlight: Formal "greenlight" of the Series will be contingent upon the following:

112 West 34th Street, Suite 1555

New York, NY 10120

www.zonzia.com

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a.	The submission and mutual approval of a detailed production budget and production schedule/timeline for all ten Episodes of Season 1 of the Series (with the understanding that the production budget will include the Initial Commitment) (the parties currently anticipate that the total gross production budget to produce all ten Episodes of Season 1, inclusive of the Initial Commitment, will be USD 28,000,000);
b.	The submission and mutual approval of the first 5 episode scripts; and
c.	Mutual approval of the principal cast;

The foregoing items are hereinafter referred to as the "Greenlight Elements." Each of the parties agrees that its respective approval of each Greenlight Element will not be unreasonably withheld, conditioned or delayed.

4.	Production Funding / Escrow: If the Series is greenlit as provided above, Zonzia will fund USD 12,000,000 of the production budget for Season 1 of the Series (the "Production Funding"), less the Initial Commitment. GVTV will be responsible for providing the remainder of the production budget and the parties agree that in no event will Zonzia be required to fund more than USD 12,000,000 even if the gross production budget for Season 1 exceeds USD 28,000,000. Zonzia will deposit the Production Funding into an escrow account controlled by the completion bond company for the Series prior to the start of principal photography of Episode — 1. The Production Funding will not be released from escrow until the balance of the "strike price" for Season 1 has been received by the completion bond company.

5. Series Rights / Revenue: If the Series is greenlit, and provided HZonzia timely provides the Production Funding, the rights and revenue relating to the Series will be as follows:

a.	Zonzia will retain all exclusive U.S. Linear, VOD, and SVOD rights to the Zorro Series for a term of 24 months commencing on the earlier of (i) the date of initial U.S. exhibition of the last episode (Episode — 10) of the Series and (ii) six months after delivery of all Episodes to Zonzia.
h.	Zonzia and GVTV will equally split 50/50 all net revenue received from Home Entertainment, Gaming and Merchandising rights.
c.	Zonzia will retain all exclusive U.S. Licensing and Branding rights to the Series for the duration of the distribution term.
d.	Zonzia will receive a total of 20% of Zorro's total net revenue from all other territories worldwide which remains after payment of all distribution and sales fees and expenses, guild residuals, collection costs and recoupment of the negative production cost and a mutually agreed return on equity).
6.	Subsequent Seasons: The greenlighting of the second (and subsequent) season will be contingent upon the first season meeting specific thresholds (TBD) which will be mutually agreed upon by Zonzia and GVTV. If those thresholds are satisfied, and the parties mutually agree to greenlight the next season, Zonzia will have the exclusive option to co-finance and license the subsequent season of the Series on materially the same terms hereof (with the understanding that the production budget for subsequent seasons will increase which will result in a pro rata increase to the amount of the Production Funding to be provided by Zonzia). Zonzia will retain all exclusive U.S. Linear, VOD and SVOD rights for each subsequent season for a term of 24 months commencing from the initial U.S. exhibition of that season's last episode of the Series.

112 West 34th Street, Suite 1555

New York, NY 10120

www.zonzia.com

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A long-form agreement will follow which will entail in detail the entire terms and conditions of this intended production and distribution partnership agreement will be executed between Zonzia Media Inc. and Georgeville Television LLC. Until such time as the long form agreement is entered into, this LOI shall constitute the sole and binding agreement between the parties regarding the Series.

112 West 34th Street, Suite 1555

New York, NY 10120

www.zonzia.com

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